UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2016

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)

One Pierce Place, Suite 1500, Itasca, Illinois (Address of principal executive offices)		60143-1254 (Zip Code)
(630) 875-7463 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(c) and (e)    On December 21, 2016, First Midwest Bancorp, Inc. (the “Company”) announced that Patrick S. Barrett, 52, has been named Executive Vice President and Chief Financial Officer of the Company and of First Midwest Bank, effective as of January 5, 2017 (the “Effective Date”). Mr. Barrett served as Senior Executive Vice President and Chief Financial Officer of Fulton Financial Corporation from January 2014 until his resignation from that position as of December 5, 2016. In that position, Mr. Barrett played a broad role, having end-to-end responsibility for treasury and capital management, financial planning and analysis, and accounting and regulatory reporting, including oversight of capital stress testing requirements under the Dodd-Frank Act and the Federal Reserve’s comprehensive capital analysis and review framework. He also was responsible for corporate real estate and administrative services. Mr. Barrett held multiple roles with SunTrust Bank in the three years prior to joining Fulton Financial, ending his career at SunTrust as Chief Financial Officer of its Wholesale Bank from 2011 to 2013. Prior to joining SunTrust, Mr. Barrett served in a variety of senior financial roles with JPMorgan Chase & Co., including Managing Director of investor relations. Previously, Mr. Barrett was an audit partner with Deloitte Touche Tohmatsu.

Mr. Barrett will succeed Paul F. Clemens, who has served the Company and First Midwest Bank as Executive Vice President and Chief Financial Officer since 2006. In April 2016, the Company announced that Mr. Clemens had stated his intention to retire in 2017 when he will turn age 65.

The Company has entered into an employment agreement and an indemnification agreement with Mr. Barrett, and Mr. Barrett will enter into a confidentiality and restrictive covenants agreement with the Company, each in a form substantially similar to such agreements that the Company has entered into with its other executive officers and forms of which have been included as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2015. Information relating to these agreements and the Company’s compensation programs referred to below can be found in the proxy statement for the Company’s May 18, 2016 annual meeting of stockholders, which was filed with the Securities and Exchange Commission on April 14, 2016.

Under his employment agreement, Mr. Barrett will receive an annual base salary of $520,000, participate in the Company’s Short Term Incentive Compensation Plan, the Company’s Omnibus Stock and Incentive Plan (the “Omnibus Plan”) and the Company’s and First Midwest Bank’s employee benefit plans, as well as be provided certain severance benefits in the event of a termination without cause or resignation for good reason, as defined in his employment agreement.

In addition, the employment agreement provides that as an inducement to Mr. Barrett to join the Company, and in recognition of compensation from his prior employer that Mr. Barrett was required to forego as a result of joining the Company, the Company will pay or provide to Mr. Barrett:

•
A cash payment of $485,000, which he will be required to repay in the event his employment is terminated for cause or he resigns without good reason on or prior to the eighteen-month anniversary of the Effective Date.

•
In February 2017, restricted stock and performance share awards (the “make-whole awards”) intended to make Mr. Barrett whole for the forfeiture of certain equity awards from his prior employer that were scheduled to vest and become payable in 2017, 2018 and 2019 (the “forfeited awards”). A portion of the forfeited awards scheduled to vest in 2017 will be paid in cash and is included in the cash payment referenced above.

The amount of the make-whole awards and the mix of the Company’s restricted stock and performance shares will be based on the value of the forfeited awards. The value of the make-whole awards will reflect the number of shares of his prior employer’s stock covered by each of the forfeited awards, determined based upon the terms of the forfeited awards (including whether these awards have been earned and still subject to vesting) and, to the extent applicable, the prior employer’s reported 2016 performance. The value of such shares will be based upon the volume-weighted average price (“VWAP”) of the prior employer’s common stock over the 15 trading-day period ending on the third business day prior to the date on which the annual awards under the

Omnibus Plan are made. For purposes of determining the number of shares of Company common stock covered by the make-whole awards, the value of a share of Company common stock will be the VWAP of such stock over the same measurement period.
The make-whole awards will have the same vesting, performance goals and other terms as the annual awards under the Omnibus Plan to be granted to Mr. Barrett in February 2017. In addition, in the event his employment is terminated without cause or he resigns for good reason, or due to his death or disability, Mr. Barrett will fully vest in his rights to the restricted stock make-whole awards.

•	A one-time contribution to the Company’s non-qualified retirement plan in the amount of $46,800. The contribution will be made on December 31, 2017.

•
Relocation assistance consistent with the Company’s and First Midwest Bank’s relocation policy, subject to repayment in the event Mr. Barrett’s employment is terminated for cause or he resigns without good reason within the one-year period following the completion of his relocation to the Chicago, Illinois area.

The foregoing description of Mr. Barrett’s employment agreement is a summary and is qualified in its entirety by the complete terms of the agreement, which the Company intends to file as an exhibit to its annual report on Form 10-K for the year ended December 31, 2016. A press release relating to foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
9.01 Financial Statements and Exhibits
(d)    Exhibits
99.1     Press Release issued by First Midwest Bancorp, Inc. dated December 21, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date:	December 21, 2016	/s/ NICHOLAS J. CHULOS
By: Nicholas J. Chulos Executive Vice President, Corporate Secretary, and General Counsel